Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated March 5, 2019

Relating to Preliminary Prospectus Supplement dated March 1, 2019

Registration Statement No. 333-230021

PRICING TERM SHEET DATED MARCH 5, 2019

Sea Limited

60,000,000 American Depositary Shares,

Each Representing One Class A Ordinary Share

(each American Depositary Share representing one Class A ordinary share, par value US$0.0005 per share)

This pricing term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus dated March 1, 2019 (the “Preliminary Prospectus Supplement”) and the accompanying base prospectus, including the documents incorporated by reference in the Preliminary Prospectus Supplement, relating to these securities. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

Issuer:	Sea Limited

Security:	American Depositary Shares, or ADSs, of the Issuer, each representing one Class A ordinary share, par value US$0.0005 per share, of the Issuer

Listing:	New York Stock Exchange

Size:	60,000,000 ADSs

Over-allotment Option:	Up to an additional 9,000,000 ADSs

Price to Public:	US$22.50 per ADS

Trade Date:	March 6, 2019

Settlement Date (T+2):	March 8, 2019

Underwriters:	Goldman Sachs (Asia) L.L.C. Morgan Stanley & Co. LLC China International Capital Corporation Hong Kong Securities Limited

CUSIP/ISIN:	81141R 100 / US81141R1005

Disclosure:

An entity affiliated with Tencent Holdings Limited, one of the Issuer’s principal shareholders, and an entity affiliated with one of the Issuer’s directors are expected to purchase an aggregate of 6,300,000 ADSs in this offering at the public offering price and on the same terms as the other ADSs being offered.

Reimbursement:	The underwriters have agreed to reimburse the Issuer for a certain portion of the Issuer’s expenses in connection with the offering of ADSs.

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The Issuer has filed a shelf registration statement on Form F-3ASR (including a base prospectus), which became automatically effective upon filing with the U.S. Securities and Exchange Commission (“SEC”), on March 1, 2019, New York City time. The Preliminary Prospectus Supplement related to this offering has also been filed with the SEC. The registration statement on Form F-3ASR (including the base prospectus) and the Preliminary Prospectus Supplement are available at the SEC website at: http://www.sec.gov. Copies of the registration statement on Form F-3ASR, the Preliminary Prospectus Supplement and the accompanying base prospectus may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282-2198, Attn: Prospectus Department, by telephone at 212-902-1171, or Morgan Stanley & Co. LLC, 180 Varick Street, New York, NY, 10014, Attn: Prospectus Department, by telephone at 1-866-718-1649, or by e-mail at prospectus@morganstanley.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.